Exhibit 4.40

1.	Shipbroker N/A	2. Place and date February 6, 2026

3.	Owners/Place of business (Cl. 1) Duke Shipping Co., of Trust Company Complex, Ajeltake Road, Ajeltake Island, MH 96960 Majuro, Marshall Islands
4.     Bareboat Charterers/Place of business (Cl. 1) Duke Maritime Co., of Trust Company Complex, Ajeltake Road, Ajeltake Island, MH 96960 Majuro, Marshall Islands, guaranteed by United Maritime Corporation, of Trust Company Complex, Ajeltake Road, Ajeltake Island, MH 96960 Majuro, Marshall Islands

5.	Vessel’s name, call sign and flag (Cl. 1 and 3) Name: M.V. DUKESHIP Flag: MARSHALL ISLANDS IMO: 9402304
6.	Type of Vessel Bulk Carrier	7. GT/NT GT: 93,385 NT: 60,175

8.	When/Where built 2010 Sasebo Heavy Industries Co., Ltd.	9. Total DWT (abt.) in metric tons on summer freeboard 181,453 mt

10. Classification Society (Cl. 3) Lloyd’s Register		11. Date of last special survey by the Vessel’s classification society 29/06/2025

12. Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to Cl.3)

All of Class Lloyd’s Register certificates, trading, national and international certificates shall be clean, valid at the time of delivery and her continuous survey cycles shall be up to date without extension at the time of delivery

13. Port or Place of delivery (Cl. 3) Safely afloat at an accessible safe berth or anchorage at a safe port or place or at sea worldwide at the Owners’ option	14. Time for delivery (Cl. 4) Between 2 February 2026 and 27 February 2026 in Owners’ option	15. Cancelling date (Cl. 5) 27 February 2026

16. Port or Place of redelivery (Cl. 15) Safely afloat at an accessible safe berth or anchorage at a safe port or place or at sea worldwide, in Charterers’ option	17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) N/A

18. Running days’ notice if other than stated in Cl. 4 N/A	19. Frequency of dry-docking (Cl. 10(g)) As required by class

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

20.  Trading limits (Cl. 6)
Worldwide Trading always within Institute Warranty Limits (IWL). However, any country designated pursuant to any international (including United Nations or United States or European Union or member state of European Union or United Kingdom ) or regulation imposing trade and economic sanctions, prohibitions or restrictions (which may be amended from time to time during the Charter period), North Korea, and other countries sanctioned / boycotted / banned by UN or USA to be excluded from trading. If the situation of the country(ies) or a country not including in trading is changed, both parties will discuss. Charterers may breach IWL against payment of additional premium / expense.

21. Charter period (Cl. 2) Eighteen (18) months + thirty (30) days at Charterers’ option, from the time of delivery	22. Charter hire (Cl. 11) USD 9,450 per day

23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii)) See Clause 37

24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV 2.0%	25. Currency and method of payment (Cl. 11) United States Dollars (see also clause 11)

26.  Place of payment; also state beneficiary and bank account (Cl. 11)
Bank: ALPHA BANK A.E.
Address: 93, Akti Miaouli, 185 38 Piraeus Greece
SWIFT Address:
Beneficiary: DUKE SHIPPING CO.
IBAN: GR71 0140 9600 9600 1500 6035 535
Account No:
USD Correspondent: CITIBANK NA, NEW YORK
399 Park Avenue, New York N.Y. 10022 U.S.A.
SWIFT Address:
27. Bank guarantee/bond (sum and place) (Cl. 24) (optional) N/A

28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12) See Clause 33	29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies) See Clause 34

30. Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) N/A	31. Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) N/A

32. Latent defects (only to be filled in if period other than stated in Cl. 3) N/A	33. Brokerage commission and to whom payable (Cl. 27) N/A

34. Grace period (state number of clear banking days) (Cl. 28) Ten (10) banking days (as defined in clause 1)	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) See Clause 30(a)

36. War cancellation (indicate countries agreed) (Cl. 26(f)) N/A
37. Newbuilding Vessel (indicate with “yes” or “no” whether PART III applies) (optional) N/A	38. Name and place of Builders (only to be filled in if PART III applies) N/A

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

39. Vessel’s Yard Building No. (only to be filled in if PART III applies) N/A	40. Date of Building Contract (only to be filled in if PART III applies) N/A

41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) N/A

42. Hire/Purchase agreement (indicate with “yes” or “no” whether PART IV applies) (optional) See Clause 36	43. Bareboat Charter Registry (indicate with “yes” or “no” whether PART V applies) (optional) No

44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) N/A	45. Country of the Underlying Registry (only to be filled in if PART V applies) N/A

46. Number of additional clauses covering special provisions, if agreed See Clauses 32 to 44

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners) Duke Shipping Co. /s/ Stamatios Tsantanis Name: Stamatios Tsantanis Title: Director	Signature (Charterers) Duke Maritime Co. /s/ Stavros Gyftakis Name: Stavros Gyftakis Title: Director

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
1.	Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:

“The Owners” shall mean the party identified in Box 3.

“The Charterers” shall mean the party identified in Box 4.

“The Vessel” shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.

"The Charter" means this Bareboat Charter with Rider clauses 32 to 44 as amended from time to time.

"The Parties" jointly refers to both the Owners and the Charterers.

"Banking Days" are days on which banks are open in the United States of America (New York), Marshall Islands, Germany and Greece.

“Financial Instrument” means the mortgage, deed of covenant or other such financial security instrument as stated in Box 28 and Clause 33.

2.	Charter Period

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 (“The Charter Period”).

3.	Delivery - See also Clause 32

~~(not applicable when Part III applies, as indicated in Box 37)~~

(a)         The Owners shall ~~before and at the time of delivery exercise due diligence to make~~ deliver the Vessel seaworthy and in every respect ready in hull, machinery and equipment for service under this Charter. The Charterers waived physical inspection of the Vessel and accepted the Vessel’s classification records. The Charterers hereby waive any right to conduct an underwater inspection of the Vessel prior her delivery.

(b)         The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 ~~in such ready safe berth as the Charterers may direct~~. The Vessel shall be properly documented on delivery in accordance with the laws of the flag state indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid at the time of the delivery. ~~for at least the number ofone months agreed in Box 12.~~

(c)         The Vessel shall be delivered with her class maintained, free of condition/recommendation. The Owners shall provide the Charterers with Class Maintenance Certificate to be issued by Class Lloyd’s Register and dated not more than three (3) Banking Days prior to the expected date of delivery. The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners’ obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel. ~~but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

4.	Time for Delivery

~~(not applicable when Part III applies, as indicated in Box 37)~~

The Vessel shall ~~not~~ be delivered ~~before~~ within the dates indicated in Box 14 ~~without the Charterers’ consent and~~ at the Owners' option ~~shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15~~.

PART II
BARECON 2001 Standard Bareboat Charter
~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days’ preliminary and not less than fourteen (14) running days’ definite notice of the date on which the Vessel is expected to be ready for delivery.~~ The Owners shall tender the Charterers 5 days' approximate notice with intended delivery port and 1 day’s definite notice for delivery. The Owners shall keep the Charterers closely advised of possible changes in the Vessel’s position. Delivery notices may be waived at Charterers’ discretion.

The Charterers shall take delivery of the Vessel within three (3) Banking Days after the Owners have tendered to the Charterers with a "Notice of Readiness for Delivery" (NOR) in accordance with the terms and conditions of this Charter, the date of tendering such NOR exclusive.

On the delivery date, as evidence of the commencement of the Charter Period, the Charterers shall sign and deliver to the Owners an Acceptance Certificate.

5.	Cancelling

~~(not applicable when Part III applies, as indicated in Box 37)~~

(a)          Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.

(b)          If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners’ notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.

(c)          Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.

In the event that the Charterers cancel this Charter, any part of the Deposit Downpayment, if already remitted, and interest, if any, shall be returned to the Charterers within five (5) Banking Days (see also Clause 32).

6.	Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners’ prior approval has been obtained to loading thereof.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
7.	Surveys on Delivery and Redelivery

N/A

~~(not applicable when Part III applies, as indicated in Box 37)~~

~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On-hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

8.	Inspection

The Owners shall have the right once per year after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf, always provided that such inspection or survey does not delay or interfere or delay the normal operation or trading of the Vessel.

(a)          to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. Such notice to be made no later than 30 days prior the inspection or survey and the Charterers to keep the Owners well informed of the Vessel's itinerary for such inspection purpose. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance to meet a condition required by the Classification Society or the Vessel's Flag State in order to achieve the condition so provided;

(b)          in dry-dock if the Charterers have not dry-docked Her in accordance with Clause 10(g).

(c)         ~~for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners~~.

The costs, all time used in respect of inspection, survey or repairs shall be for the Charterers’ account and form part of the Charter Period.

The Charterers shall also permit the Owners to inspect the Vessel’s log books, whenever reasonably requested, and shall, whenever required by the Owners, furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

9.	Inventories, Oil and Stores

The Vessel shall be delivered with everything belonging to the Vessel on board and on shore, including used and/or unused stores, spare parts, radio equipment and navigational aids except the Owners' personal computers with software used for e-mail communication. Provisions and bonded stores shall be delivered to the Charterers without extra compensation. ~~A complete inventory of the Vessel’s entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.~~

Excluded from this Charter are also personal effects of Master, Officers and crews including slop chest, log books (copies may be taken by the Charterers), ISM manuals, SMS, SSP (Ship Security Plan), original certificates to be returned to competent authorities, if required, and items being on hire or owned by third parties.

The Charterers shall take over and pay extra only for the unused lubricating and hydraulic greases and oils in designated storage tanks, unopened drums and unopened cans remaining onboard at the time of delivery. Remaining lubricating and hydraulic greases and oils shall be paid at Owners' net purchase price excluding any barging costs evidenced by the latest invoices or vouchers. The quantities of the remaining lubricating and hydraulic greases and oils at the time of delivery for the settlement shall be sounded and fixed on an estimation basis latest three (3) days prior to the expected date of delivery of the Vessel.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
All plans/drawings/instruction manuals (excluding ISM manuals, SMS and SSP) which are onboard shall be delivered to the Charterers 'as they are' upon delivery of the Vessel without extra cost to Charterers.

10.	Maintenance and Operation

(a)          (i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, ~~except as provided for in Clause 14(l),~~ if applicable, at their own expense they shall at all times keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

(ii)         New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation, the cost and time of compliance shall be for Charterers’ account. If such new equipment needs to be removed when the Vessel will be redelivered to the Owners, the cost and time of removal shall be for Charterers’ account. Notwithstanding the foregoing, Charterers are allowed to make improvements to the Vessel provided that the cost of same shall be for Charterers’ account and do not devalue the market value of the Vessel, subject to the prior written consent of the Owners. ~~costing (excluding the Charterers’ loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent of the Vessel’s insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~

(iii)      Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b)         Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual flag state fees and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other applicable law.

(c)         The Charterers shall keep the Owners ~~and the mortgagee(s)~~ advised of the ~~intended employment,~~ planned drydocking and major repairs of the Vessel, as reasonably required.

(d)         Flag and Name of Vessel – See also Clauses 33 and 34 During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners’ consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers’ expense and time.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
(e)         Changes to the Vessel – Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners’ approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.

(f)          Use of the Vessel’s Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment, with Owners' prior consent not to be unreasonably withheld or delayed, at the Charterers' expense ~~at their expense~~ and risk but the Charterers shall remove such equipment at the end of the period unless Charterers purchase the Vessel upon redelivery ~~if requested by the Owners~~. Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations. See also Clause 37

(g)       Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be ~~necessary, but not less than once during the period stated in Box 19~~ required by the Classification Society or the flag state. ~~or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag state.~~

11.	Hire

(a)          The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.

(b)         The Charterers shall pay to the Owners for the hire of the Vessel ~~a lump sum~~ the amount indicated in Box 22 which shall be payable ~~not later than every thirty (30) running days~~ monthly in advance, the first lump sum being payable on the date and hour of the Vessel’s delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period. If hire payment date is a national holiday in New York, Germany and Greece, hire to be paid one Banking Day prior to that date.

(c)         Payment of hire shall be made in cash without discount free of bank charges in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.

(d)          Final payment of hire, if for a period of less than ~~thirty (30) running days~~ one month, shall be calculated proportionally according to the number of days and hours remaining before redelivery or purchase and advance payment to be effected accordingly.

(e)         Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd’s, whichever occurs first. Any hire paid in advance to be adjusted accordingly.

(f)          Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. ~~If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers’ Association (BBA) on the date when the hire fell due, increased by 2 per cent, shall apply.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
(g)       Payment of interest due under sub-clause 11(f) shall be made within seven (7) ~~running~~ Banking Days of the date of the Owners’ invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.

(h)        Notwithstanding anything to the contrary contained herein, the Charterers shall make all payments under this Charter without any set-off or counter claim whatsoever and free and clear of any withholding or deduction for, or on account of, any present or future income, freight, stamp or other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature except any loss caused by the Owners.

12.	Mortgage - See also Clause 33

(only to apply if Box 28 has been appropriately filled in)

~~(a) * The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

~~(b)~~          The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument.

The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument (including any applicable assignment in favour of the Mortgagee of the Vessel), the Owners’ relevant loan agreement entered into with the Mortgagee, as lender, or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). The Charterers hereby undertake to provide (inter alia) an assignment of their interest in the insurances of the Vessel in the form of a tripartite agreement in form and substance acceptable to the Mortgagee, to be made between the Mortgagee, the Owner and the Charterers, as may be required.

~~*(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).~~

13.	Insurance and Repairs - See also Clauses 34 and 39

(a)          During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall ~~in writing~~ approve, which approval shall not be unreasonably withheld or delayed. Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and of the Mortgagee, and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint. Insurance policies shall cover the Owners and the Charterers according to their respective interests.

Subject to the provisions of the Financial Instrument and the agreed loss payable clauses, if any, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.

The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

All time used for repairs under the provisions of sub-clause 13(a) and for repairs of latent defects ~~according to Clause 3(c) above,~~ including any deviation, shall be for the Charterers’ account.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
(b)         ~~If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

(c)          ~~The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.~~

(d)       Subject to the provisions of the Financial Instrument and the agreed loss payable clauses, if any, should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a), all insurance payments for such loss shall be paid ~~to the Owners who shall distribute~~ and the moneys distributed between the Owners, the Charterers and the Mortgagee ~~according to their respective interests~~ in accordance with Clause 39 and the agreed loss payable clauses. The Charterers undertake to notify the Owners and the Mortgagee, ~~and the mortgagee(s), if any,~~ of any occurrences in consequence of which the Vessel is likely to become a total loss as defined in this Clause.

(e)          The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.

(f)          For the purpose of insurance coverage against hull and machinery and war risks under the provisions of subclause 13(a), the value of the Vessel is the sum indicated in Box 29.

14.	Insurance, Repairs and Classification

~~(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).~~

~~(a)         During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~(b)        During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

~~(c)         In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~(d)        The Charterers shall, subject to the approval of the Owners or Owners’ Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a).~~

~~The Charterers to be secured reimbursement through the Owners’ Underwriters for such expenditures upon presentation of accounts.~~

~~(e)         The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
~~(f)        All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers’ account and shall form part of the Charter Period.~~

~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

~~(g)         If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~(h)        Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

~~(i)           If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~(j)          The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~

~~(k)          For the purpose of insurance coverage against hull and machinery and war risks under the provisions of subclause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

~~(l)          Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15.	Redelivery

At the expiration of the Charter Period unless the Charterers have earlier exercised their purchase obligation or options the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place or at sea as indicated in Box 16, in such ready safe berth or anchorage or at sea as the ~~Owners~~ Charterers may direct. The Charterers shall give the Owners not less than ~~thirty (30),~~ twenty (20), ten (10) and seven (7) running days’ preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than ~~fourteen (14~~), five (5) and one (1) running days’ definite notice of expected date and port or place of redelivery. The Owners may waive any notices at their discretion.

Any changes thereafter in the Vessel’s position shall be notified immediately to the Owners.

The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period due to the fault of the Charterers, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.

Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.

The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17, if applicable.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
16.	Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners or of the Mortgagee in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

“This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever.”

17.	Indemnity

(a)         The Charterers shall upon the Owners’ demand, indemnify the Owners, in each case as properly documented and evidenced, against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

(b)          If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.

In such circumstances the Owners shall indemnify the Charterers against any loss, damage or documented expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.

18.	Lien

The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.

19.	Salvage

All salvage and towage performed by the Vessel shall be for the Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20.	Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21.	General Average

The Owners shall not contribute to General Average.

22.	Assignment, Sub-Charter and Sale

(a)         The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners and the Mortgagee, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners and the Mortgagee, shall approve.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
(b)         The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld or delayed, and subject to the buyer accepting an assignment of this Charter.

23.	Contracts of Carriage

(a) * The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier’s liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague Rules or the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

(b)          ~~*The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier’s liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

~~*Delete as applicable.~~

~~24.         Bank Guarantee~~

~~(Optional, only to apply if Box 27 filled in)~~

~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~

25.	Requisition/Acquisition

(a)        Subject to the provisions of the Financial Instrument, in the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as “Requisition for Hire”) irrespective of the date during the Charter Period when “Requisition for Hire” may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that in the event of “Requisition for Hire” any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the “Requisition for Hire” whichever be the shorter.

(b)         In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter Period when “Compulsory Acquisition” may occur, this Charter shall be deemed terminated as of the date of such “Compulsory Acquisition”. In such event Charter Hire to be considered as earned and to be paid up to the date and time of such “Compulsory Acquisition”.

26.	War

(a)        For the purpose of this Clause, the words “War Risks” shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
(b)         The Vessel, unless the written consent of the Owners be first obtained and adequate insurances are obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

(c)         The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent’s right of search and/or confiscation.

~~If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers’ orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~

(d)          The Charterers shall have the liberty:

(i)     to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)      to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii)     to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

(e)          In the event of outbreak of war ~~(whether there be a declaration of war or not)~~

(i)     ~~between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People’s Republic of China,~~

(ii)    ~~between any two or more of the countries stated in Box 36, oth the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases~~ hire shall continue to be paid in accordance with Clause 11 and except as aforesaid all other provisions of this Charter shall apply until redelivery.

~~27.         Commission~~

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission.~~

~~Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year’s hire.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
28.	Termination

(a)          Charterers’ Default

The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:

(i)   the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear ~~banking~~ Banking ~~days~~ Days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners’ notice, the payment shall stand as regular and punctual.

Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners’ notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;

(ii) the Charterers fail to comply with the requirements of:

(1) Clause 6 (Trading Restrictions)

(2) Clause 13(a) (Insurance and Repairs)

provided that the Owners ~~shall have the option~~, by written notice to the Charterers, ~~to~~ give the Charterers ~~a specified number of~~ 21 Banking Days grace within which to rectify the failure without prejudice to the Owners’ right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;

(iii)    the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) ~~as soon as practically possible~~ within 21 Banking Days after the Owners have requested them in writing so to do and in any event so that the Vessel’s insurance cover is not prejudiced.

(iv)     the Charterers (or their guarantor) fails to make any payment to the Owners in accordance with clause 36 (Purchase Options and Purchase Obligation) of this Charter. However, where there is failure to make punctual such payment due to oversight, negligence, errors or omissions on the part of the Charterers (or their guarantor) or their financiers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners’ notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay the relevant amounts within the number of days stated in Box 34 of their receiving the Owners’ notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice.

(b)          Owners’ Default

If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of twenty one (21)~~fourteen (14) running~~ Banking Days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.

(c)          Loss of Vessel See also Clause 39

This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
(d)         Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(e)         The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.

29.	Repossession

In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners’ representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers’ Master, officers and crew shall be the sole responsibility of the Charterers.

30.	Dispute Resolution

a)*
This Contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Contract shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b)         * This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~(c)         * This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(d)~~          Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.

In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:

(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.

(ii)      The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iii)     If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(iv)     The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(v)      Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vi)     Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.

(vii)    The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

~~(e)          If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.~~

*Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.

31.	Notices

(a)          Any notice to be given by either party to the other party shall be in writing and may be sent by ~~fax, telex,~~ e-mail or registered or recorded mail or by personal service.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
(b)         The address of the Parties for service of such communication shall be as follows: ~~stated in Boxes 3 and 4 respectively.~~

For Owners:

c/o 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece

Attention: Ms. Theodora Mitropetrou

Tel:

E-mail :

For Charterers:

c/o 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece

Attention: Mr. Stavros Gyftakis

Email:

Tel:

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
~~PART III PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY~~
~~(Optional, only to apply if expressly agreed and stated in Box 37)~~

~~1.           Specifications and Building Contract~~

~~(a)         The Vessel shall be constructed in accordance with the Building Contract (hereafter called “the Building Contract”) as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.~~

~~(b)          No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers’ consent.~~

~~(c)          The Charterers shall have the right to send their representative to the Builders’ Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.~~

~~(d)         The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or defects, if any.~~

~~Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies.~~

~~However, the Owners’ liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred.~~

~~Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties.~~

~~The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.~~

~~2.           Time and Place of Delivery~~

~~(a)         Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders’ Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.~~

BIMCO SmartCon

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.
Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
~~(b)         If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers~~

~~and upon receipt of such notice by the Charterers this Charter shall cease to have effect.~~

~~(c)          If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon~~

~~(i)         if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~

~~(ii)         if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;~~

~~(iii)        in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~

~~(iv)        if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.~~

~~(d)         Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.~~

~~3.            Guarantee Works~~

~~If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.~~

~~4.           Name of Vessel~~

~~The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~

~~5.           Survey on Redelivery~~

~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of redelivery.~~

~~Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

PART II
BARECON 2001 Standard Bareboat Charter
~~PART IV HIRE/PURCHASE AGREEMENT~~
~~(Optional, only to apply if expressly agreed and stated in Box 42)~~

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers’ flag, shall be for Buyers’ account. Any taxes, consular and other charges and expenses connected with closing of the Sellers’ register, shall be for Sellers’ account.~~

~~In exchange for payment of the last month’s hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship’s Register and deliver a certificate of deletion to the Buyers.~~

~~The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers’ possession.~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Sellers’ risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

BIMCO SmartCon

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.
Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter
~~PART V PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY~~
~~(Optional, only to apply if expressly agreed and stated in Box 43)~~
~~1.        Definitions~~
~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~
~~“The Bareboat Charter Registry” shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~
~~“The Underlying Registry” shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~
~~2.           Mortgage~~
~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~
~~3.                   Termination of Charter by Default~~
~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~
~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

ADDITIONAL CLAUSES TO M/V "DUKESHIP" BAREBOAT CHARTER AGREEMENT DATED FEBRUARY 6, 2026

32.	Downpayment

a)          As security for the correct fulfillment of this Charter, the Charterers shall make a downpayment of US$5,500,000 (United States Dollars Five Million and Five Hundred Thousand only) in cash (hereinafter called the “Deposit Downpayment”). Fifty percent (50%) of the Deposit Downpayment, i.e. US$2,750,000, to be paid upon signing of this Charter and the remaining fifty percent (50%), i.e. US$2,750,000, to be paid on the date of delivery. In case the time between the date of signing of this Charter and the delivery date is less than ten (10) Banking Days, the Charterers shall pay the full amount of the Deposit Downpayment on the delivery date.

b)          If this Charter terminates under sub-clause (b) of Clause 28 or in case of Clause 5, the Owners shall refund the Deposit Downpayment, if already paid, to the Charterers and the Charterers shall have the right to claim their further losses, if any.

c)           If this Charter terminates under sub-clause (a) of Clause 28, the Owners shall not be liable to return the Deposit Downpayment to the Charterers and may have the right to claim their further losses, if any.

33.	Mortgage and Assignment

a)          With the exception that the Owners shall be entitled to assign their rights, title and interest in and to this Charter by way of security to Alpha Bank S.A. (the “Mortgagee”), neither Party shall assign its right or obligations or any part thereof to any third parties without the written consent of the other.

b)           The Owners have registered a first priority mortgage on the Vessel in favor of the Mortgagee securing a loan under the relevant loan agreement under standard mortgage and security documentation and the Owners undertake to procure from the Mortgagee a letter of quiet enjoyment in a form and substance reasonably satisfactory to the Charterers (the “Letter of Quiet Enjoyment”).

c)           The Charterers agree to sign an acknowledgement of the Owners’ charter hire assignment (in form and substance satisfactory to the Charterers and the Mortgagee acting reasonably) or any other comparable document reasonably required by the Mortgagee, in favor of the Mortgagee (on the basis that this does not impose any greater liability to the Charterers than the liabilities they have under this Charter).

34.	Insurance

a)          For hull and machinery insurance purposes, the insured amount shall be an amount determined by the Charterers but shall be the greater of (i) 125% of the Outstanding Finance Amount and (ii) the applicable Market Value of the Vessel at the relevant time.

b)           In respect of partial losses, any payment by insurers/underwriters not exceeding US$650,000 shall be paid directly to the Charterers, who shall apply the same to effect the repairs in respect of which payment is made. Any moneys in excess of US$650,000 payable under such insurance, other than Total Loss, shall be paid to the Charterers subject to the prior written consent of the Owners and the Mortgagee, but such consent shall not be unreasonably withheld. If the Charterers or the Vessel’s insurers/underwriters request the Owners’ consent or authority for making a payment to a ship repairer on account of repairs being made to the Vessel as a result of it suffering such a partial loss, then, the Owners shall not unreasonably withheld or delay giving such consent or authority. In the absence of such prior written consent, the money shall be paid to the Owners or the Owners’ bank. In case of repair work being expected exceeding US$300,000, the Charterers will inform the Owners of details in a timely manner.

ADDITIONAL CLAUSES TO M/V "DUKESHIP" BAREBOAT CHARTER AGREEMENT DATED FEBRUARY 6, 2026

c)          Hull and machinery insurance shall be taken out and maintained to be effective in the name of the Charterers with the Owners as co-assured with the insurers against such fire and usual marine risks; and

d)         P&I Club insurance shall be effected by an entry or entries of the Vessel with or in any P&I Club to protect and indemnify the Owners as co-assured and the Vessel against all P&I risks (including, but not limited to, pollution spillage and leakage risks).

35.	Optional Periods

Subject to Box 21, there are no options to extend the Charter.

36.	Purchase Options and Purchase Obligation

a)          The Charterers shall have the option to purchase the Vessel on a strictly “as is where is” basis from the Owners during the first six (6) months from the commencement date of the Charter Period, subject to the Charterers paying to the Owners the Outstanding Finance Amount together with a fee calculated at a rate of two point five per cent. (2.5%) of such Outstanding Finance Amount. The Charterers shall thereafter have the options to purchase the Vessel on a strictly “as is where is” basis from the Owners by paying after the sixth (6th) month and until the twelfth (12th) month from the commencement date of the Charter Period, the Outstanding Finance Amount together with a fee calculated at a rate of one point five per cent. (1.5%) of such Outstanding Finance Amount, after the twelfth (12th) month and until the eighteenth (18th) month from the commencement date of the Charter Period, the Outstanding Finance Amount together with a fee calculated at a rate of zero point five per cent. (0.5%) of such Outstanding Finance Amount (each, the “Purchase Option Price”) (the “Purchase Options”). The Charterers shall exercise any of the above Purchase Options as to be specified in a written notice to the Owners. The Charterers (or their financiers) shall pay such relevant amounts in cash to the Owners upon transfer of title of the Vessel pursuant to the Sale Contract (as defined below) which shall be agreed between Owners and Charterers in accordance with sub-paragraph (c) of this Clause.

b)           At the end of the Charter Period, the Charterers shall be obliged to purchase the Vessel for US$22,050,000 (United States Dollars Twenty-Two Million and Fifty Thousand only) in cash on a strictly “as is where is” basis (the “Purchase Obligation Price”). The Charterers (or their financiers) shall pay the Purchase Obligation Price in cash to the Owners upon transfer of title of the Vessel pursuant to the Sale Contract (as defined below) which shall be agreed between Owners and Charterers in accordance with sub-paragraph (c) of this Clause.

c)           A separate sale and purchase contract (the “Sale Contract”) shall be agreed and entered into between the Charterers, as buyer and the Owners, as seller on standard Norwegian Saleform 2012 terms in relation to the sale of the Vessel from the Owners to the Charterers, following the exercise of any of the Purchase Options or the Purchase Obligation abovementioned.

ADDITIONAL CLAUSES TO M/V "DUKESHIP" BAREBOAT CHARTER AGREEMENT DATED FEBRUARY 6, 2026

37.	Improvements and Additions

a)           The Charterers shall maintain, equip and operate the Vessel so as to comply in all respects with the provisions of all laws and regulations of the Vessel’s flag country and of any other country or jurisdiction within which the vessel may operate.

b)           The Charterers shall have the right to fit additional equipment to the Vessel and to make one or more improvements and additions to the Vessel at their expense and risk, subject to the provisions of this Charter.

c)          The Charterers, subject to Owners’ consent, shall also have the right to make structural or non–severable improvements and additions to the Vessel at their own cost, expense and risk provided that such improvements and additions shall not, or be reasonably likely to, diminish the market value of the Vessel or prejudice its marketability, in either case, in a material way.

d)          With reference to the above second and third paragraphs, in the event that the Charterers fit additional equipment and/or make improvement, the Charterers shall give notice to the Owners of its details before completion of such fitting and/or improvement.

e)         In the event of any structural changes to the Vessel or installation of new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation, such as but not limited to Ballast Water Treatment System, the cost of measures needed for compliance shall be for the Charterers’ account.

38.	Quiet Enjoyment

a)           The Owners agree and undertake that during the period of the Charter they will not interfere in any way whatsoever with or delay the quiet use, possession and enjoyment of the Vessel by the Charterers provided that (i) the Charterers perform their obligation under this Charter, (ii) there are no grounds entitling the Owners to terminate the chartering of the Vessel to the Charterers under this Charter and (iii) notice of the Owners intention to terminate the Charter has not been served on the Charterers.

b)          The Owners shall ensure that the Mortgagee of the Vessel provides the Charterers with a Letter of Quiet Enjoyment in accordance with the terms of this Clause and Clause 33 above.

39.	Total Loss Proceeds

a)         All moneys payable under the insurances effected by the Charterers, or other compensation, in respect of a Total Loss of the Vessel shall be received in full by the Owners (or the Mortgagee as assignee thereof) and applied by the Owners (or, as the case may be, the Mortgagee):

FIRSTLY, in payment of all the Owners’ or the Charterers’ costs incidental to the collection thereof,

ADDITIONAL CLAUSES TO M/V "DUKESHIP" BAREBOAT CHARTER AGREEMENT DATED FEBRUARY 6, 2026
SECONDLY, in or towards payment to the Owners (to the extent that the Owners have not already received the same in full) of a sum equal to the Outstanding Finance Amount as of the date of the Total Loss, and

THIRDLY, in payment of any surplus to the Charterers by way of compensation for early termination.

40.	Extra Payments

In addition to above payments, the following costs are payable by the Charterers:

a)	Annual flag maintenance fees, including tonnage tax of the Marshall Islands.

b)
All other documentation and works required due to flag, if applicable, and ownership change due to the exercise of a Purchase Option or in the case of the Purchase Obligation, including change of DOC/SMC/ISSC/MLC/CLC, class certificates, change of country name on hull, change of radio and navigational aids registration, annual tonnage tax of the flag country throughout the Charter Period, including any applicable agent fees.

41.	Representations and Warranties

Each Party represents and warrants to the other Party that:

a)	it is duly incorporated and validly existing and in good standing under the laws of its place of incorporation;

b)	it has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it, to execute and to comply with this Charter;

c)	all the consents referred to in paragraph (b) above remain in force and nothing has occurred which makes any of them liable to revocation;

d)	this Charter constitutes legal, valid and binding obligations enforceable against it in accordance with its terms;

e)	the execution by it of this Charter and its compliance with this Charter will not involve or lead to a contravention of:

(i)	any law or regulation;

(ii)	its constitutional documents; or

(iii)	any material contractual or other material obligation or material restriction which is binding on it or any of its assets.

42.	Novation of Existing Time Charterparty

The Charterers hereby undertake to perform the Time Charterparty dated 22nd October 2025, as amended to date, originally entered into between the Owners, as owners and Solebay Shipping Cape Company Limited, as time charterers (the “Time Charterparty”), replacing the Owners and assuming all their rights and obligations under the Time Charterparty by entering into a Novation Agreement to be agreed between the Charterers, the Owners and the Time Charterers.

ADDITIONAL CLAUSES TO M/V "DUKESHIP" BAREBOAT CHARTER AGREEMENT DATED FEBRUARY 6, 2026
43.	General

a)	The terms and conditions of this Charter shall not be varied otherwise than by an instrument in writing executed by or on behalf of the Owners and the Charterers.

b)
If, at any time, any provision of this Charter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

c)	This Charter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Charter.

d)
This Charter constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

e)	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Charter.

44.	Additional Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:

“Finance Amount” means i) the aggregate Charter Hire (as specified in Box 22) for the Charter Period (as specified in Box 21) and ii) the Purchase Obligation Price.

“Market Value” means the arithmetic mean of the valuations shown by two (2) valuation reports addressed to the Owners and prepared at the Charterers’ cost on a date no earlier than forty (40) days prior to the relevant date of determination and issued by an independent third-party reputable shipbroker company acceptable by the Owners and the Charterers.

“Outstanding Finance Amount” means, on any relevant date, (i) the Finance Amount minus (ii) the aggregate Charter Hire (as specified in Box 22) which has been paid by the Charterers and received by the Owners as at such date.

For the Owners		For the Charterers

Signed by:	/s/ Stamatios Tsantanis	Signed by:	/s/ Stavros Gyftakis
Name: Stamatios Tsantanis		Name: Stavros Gyftakis
Title: Director		Title: Director